NEWS RELEASE	**Contact:**
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2012 Results

Dallas (August 14, 2012) – New Concept Energy, Inc. (AMEX:GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported a net loss for the six months ended June 30, 2012 of $1.3 million or $(0.65) per share, compared to net income of $97,000 or $0.05 per share for the six months ended June 30, 2011.

During the past few years the exploration, development and production of natural gas has resulted in an oversupply of natural gas which has resulted in a substantial reduction in the market price. Management of the Company believes that this oversupply will last for some time and does not anticipate an increase in the price we can receive in the market place. In April 2012 the Company entered into an agreement to fix the price it receives for the sale of its gas. For the five years ended April 2017 the Company will receive $4.53 per MCF. While the lock-in price is higher than the current market price for natural gas when applying the new price using the formula mandated by the accounting rules the result was a reduction of $912,000 in value of the Company's recorded interests in its oil and gas properties. This reduction in value has been reflected in financial statements of the company as of June 30, 2012.

For the six months ended June 30, 2012, the Company recorded oil and gas revenues of $615,000 as compared to $560,000 for the comparable period of 2011. The changes in oil & gas revenue was due to an increase of approximately $130,000 due to new oil wells that were drilled in late 2011 and a decrease of approximately $75,000 due to lower prices being received for the sale of our natural gas.

The Company recorded revenues of $1,337,000 for the six months ended June 30, 2012 from its retirement property compared to $1,462,000 for the comparable period in 2011. The decrease was due almost entirely to a reduction in the number of residenents in the facility.

For the six months ended June 30, 2012, the Company recorded oil and gas operating expenses of $924,000 as compared to $700,000 for the comparable period of 2011. The increase was principally due to an increase in depletion expense. The marked decrease in the market price being paid for natural gas resulted in a modification in the valuation the company placed on its gas reserves which impacted the anticipated production life of its wells. This lead to an acceleration of the depletion expense being recorded.

For the six months ended June 30, 2012, interest income was $0 as compared to $239,000 for the comparable period in 2011. In December 2011 the Company became concerned about the collectability of a certain note receivable and determined that the note and any accrued interest be fully reserved. The company continues to accrue interest but provides a full reserve should it be unable to collect.

For the six months ended June 30, 2012 the Company recorded interest expense of $118,000 as compared to $62,000 for the comparable periods in 2011. The increase is due to additional interest due on financing obtained in late 2011. The proceeds were used to drill wells.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (972) 407-8400
info@newconceptenergy.com

EXHIBIT 99.1

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2012	2011	2012	2011
Revenue
Oil and gas operations, net of royalties	$325	$280	$615	$560
Real estate operations	663	733	1,337	1,462
	988	1,013	1,952	2,022

Operating expenses
Oil and gas operations	453	365	924	700
Real estate operations	353	321	719	711
Lease expense	231	193	462	384
Corporate general and administrative	134	126	293	250
Accretion of asset retirement obligation	34	32	68	64
Impairment of natural gas and oil properties	-	-	912	-
	1,205	1,037	3,378	2,109
Operating earnings (loss)	(217)	(24)	(1,426)	(87)

Other income (expense)
Interest income	-	120	-	239
Interest expense	(56)	(31)	(118)	(62)
Other income (expense), net	104	1	108	73
Income/(Expense)	48	90	(10)	250

Net income (loss) applicable to common shares	$(169)	$66	$(1,436)	$163

Net income (loss) per common share-basic and diluted	$(0.09)	$0.03	$(0.74)	$0.08

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947	1,947

NEW CONCEPT ENERGY ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	June 30,	December 31,
	2012	2011
Assets

Current assets
Cash and cash equivalents	$100	$109
Accounts receivable from oil and gas sales	216	167
Other current assets	5	20
Total current assets	321	296

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	9,930	11,141

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,448	1,486
Other	158	150
Total property and equipment	1,606	1,636

Other assets	578	377

Total assets	12,435	$13,450

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)
	June 30,	December 31,
	2012	2011

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$284	$422
Accrued expenses	208	417
Total current liabilities	492	839

Long-term debt
Notes payable	2,329	2,249
Payable - related parties	1,312	691
Asset retirement obligation	2,770	2,702
Other long-term liabilities	490	491
Total liabilities	7,393	6,972

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at March 31, 2012 and December 31, 2011	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(53,817)	(52,381)

	5,042	6,478

Total liabilities & equity	$12,435	$13,450